UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GOGO INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GOGO INC.

105 Edgeview Dr., Suite 300

Broomfield, Colorado 80021

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2024

May 9, 2024

This supplement (the “Supplement”) relates to the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Gogo Inc. (the “Company”) with the Securities and Exchange Commission relating to the Company’s annual meeting of stockholders to be held on June 4, 2024 (the “Annual Meeting”). Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

This Supplement is being filed to clarify the voting standard for Proposals 2 through 5 to be voted on at the Annual Meeting as described in the Proxy Statement. The Proxy Statement states that each such proposal requires for its approval “the affirmative vote of a majority of the votes entitled to vote at the Annual Meeting by the holders of common stock who are present in person or by proxy” (on pages 61, 66, 76, 77, 85 and 86), which is later summarized on page 88 as a “[m]ajority of the voting power of the shares present in person or by proxy and entitled to vote.” For the sake of clarity, these statements on pages 61, 66, 76, 77, 85 and 86 are hereby revised to read as “the affirmative vote of a majority of the votes entitled to vote on the subject matter of the proposal ~~at the Annual Meeting~~ by the holders of common stock who are present in person or by proxy”, and these statements on page 88 are hereby revised to read as a “[m]ajority of the voting power of the shares present in person or by proxy and entitled to vote on the subject matter of the proposal” (with additions underlined and emboldened and deletions stricken).

The disclosure on these pages regarding the effect of abstentions and uninstructed shares (known as “broker non‑votes”) on Proposals 2 through 5 remains unchanged following the above clarifications.